Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of AltEnergy Acquisition Corp. (the “Company”) Form S-4 Amendment 1 to be filed on February 12, 2025, of our report dated October 28, 2024, with respect to our audits of the financial statements of Car Tech, LLC as of December 31, 2023 (As Restated) and 2022, and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. Our report contains an explanatory paragraph regarding Car Tech, LLC’s ability to continue as a going concern. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Adeptus Partners, LLC

Ocean, New Jersey

February 14, 2025